Exhibit 99.1

EXPLANATION OF RESPONSES

(1)	On February 25, 2021, the reporting person sold 6,081 shares of Class A Common Stock of the Issuer.

(2)	The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $97.97 to $98.65, inclusive. The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in this footnote (2).

(3)	13,139 shares of Class A Common Stock of the Issuer are owned by JPH DE Trust Holdings LLC, 45,928 shares of Class A Common Stock of the Issuer are owned by JPH Fund VIII LLC and 26,618 shares of Class A Common Stock of the Issuer are owned by JPH Private Investments LLC. The reporting person controls each of JPH DE Trust Holdings LLC, JPH Fund VIII LLC and JPH Private Investments LLC. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of the securities owned by each of JPH DE Trust Holdings LLC, JPH Fund VIII LLC and JPH Private Investments LLC.